FOR IMMEDIATE RELEASE

CONTACT:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com
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POMEROY AWARDED IT SERVICES CONTRACT VALUED AT APPROXIMATELY $20 MILLION

HEBRON, KY--(BUSINESS WIRE)-August 19, 2005-Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced that it has received a seven-year contract to perform an estimated $20 million of help desk and related IT support services. Pomeroy will provide help desk and distributed computing support to a market-leading manufacturer of electrical distribution and industrial control products, systems and servers.

Under the contract, Pomeroy IT Solutions will provide Level I helpdesk and Level I and II deskside support to approximately 8000 of the manufacturer's employees across 24 sites located throughout the continental United States and Canada.

ABOUT POMEROY IT SOLUTIONS
As a national solutions provider, Pomeroy IT Solutions provides outsourcing, application development, managed services in the data center and support services. The company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the terms of applicable customer and vendor agreements and certification programs and the assumptions regarding the ability to perform thereunder, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and the Company's ability to obtain sufficient volumes of products and provide services.